Exhibit 99.1

Operator

Good afternoon and welcome to the Global Net Lease Third Quarter 2022 Earnings Call. [Operator Instructions]. I would now like to turn the conference over to Curtis Parker, Senior Vice President. Please go ahead.

Curtis Parker

Thank you. Good afternoon everyone and thank you for joining us for GNL's Third Quarter 2022 Earnings Call. This call is being webcast in the Investor Relations section of GNL's website at www.globalnetlease.com. Joining me today on the call to discuss this quarter’s results are Jim Nelson, GNL’s Chief Executive Officer and Chris Masterson, GNL’s Chief Financial Officer.

The following information contains forward-looking statements, which are subject to risks and uncertainties. Should one or more of these risks or uncertainties materialize, actual results may differ materially from those expressed or implied by the forward-looking statements. We refer all of you to our SEC filings including the Form 10-K for the year ended December 31, 2021 filed on February 24, 2022 and all other filings with the SEC after that date for a more detailed discussion of the risk factors that could cause these differences.

Any forward-looking statements provided during this conference call are only made as of the date of this call. As stated in our SEC filings, GNL disclaims any intent or obligation to update or revise these forward-looking statements except as required by law. Also, during today's call, we will discuss non-GAAP financial measures, which we believe can be useful in evaluating the company's financial performance. These measures should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. A reconciliation of these measures to the most directly comparable GAAP measure is available in our earnings release and supplement which are posted to our website. Please also refer to our earnings release for more information about what we consider to be implied investment grade tenants, a term we will use throughout today's call.

I'll now turn the call over to our CEO, Jim Nelson. Jim?

James Nelson

Thanks, Curtis, and thank you to everyone for joining us on today’s call. Our high-quality, mission-critical, net lease office and industrial portfolio continues to perform well. We are advancing our differentiated international and domestic strategy by increasing portfolio concentration in industrial and distribution assets, successfully extending and expanding leases, maintaining 99% occupancy and building a pipeline of attractive acquisitions. Since the beginning of 2020, over 82% of GNL’s acquisitions have been industrial and distribution assets, increasing GNL’s ownership of this asset class to 56% of the portfolio. We believe our best-in-class portfolio is well positioned for meaningful capital appreciation and that our dividend provides shareholders a very compelling current yield.

In the third quarter, Core FFO grew by 9.6% year-over-year to $48.3 million or $0.47 per share and AFFO was $41.3 million or $0.40 per share. On a constant currency basis, when we applied the average monthly currency rates from the second quarter 2022, revenues would have been up by $1.2 million to $93.8 million. Using the same constant currency concept year-over-year, revenues would have been up by $4.9 million to $97.5 million. Our AFFO was impacted by the strengthening of the U.S. dollar relative to the Euro and Pound, however our comprehensive hedging program helped reduce the impact of this strengthening and we realized $2.4 million of gains this quarter. We think our unique global capabilities, strong balance sheet and best-in-class real estate assets continue to support GNL's positive performance.

One of our areas of focus for 2022 is asset management and we continue to build leasing momentum. In the third quarter we completed two lease renewals and one tenant expansion project totaling nearly 850,000 square feet, bringing our year-to-date activity to 3.6 million square feet. We also signed one, small new lease for a convenience store in the U.K. The year-to-date renewal and expansion leasing adds $117 million of net new straight-line rent over the new weighted-average remaining lease term of 9.3 years, up from 3.5 years. The leases signed in the first nine months of 2022 are for properties the Company owns in the US, UK, France and the Netherlands and include investment-grade tenants such as the US Government, the State of Indiana, FedEx, and Whirlpool. Thanks to our leasing efforts, our portfolio only has 1% of leases expiring during the balance of this year with almost 74% of our leases not expiring until 2027 or later. Building on the strong relationships we have established with our tenants over time, our asset management team has been very successful signing leases this year in North America and Europe.

At the quarter end, our $4.4 billion, 310 property portfolio had a weighted average remaining lease term of 8.1 years. Geographically, 236 of our properties are located in the U.S. and Canada and 74 are in the U.K. and Western Europe, representing 66% and 34% of annualized straight-line rent revenue, respectively. Our portfolio is well-diversified with approximately 141 tenants in 51 industries, with no single industry representing more than 12% of the whole portfolio and no tenant exceeding 5% of the portfolio, based on annual straight-line rent. Over 94% of our leases feature annual rental increases which increase the cash rent that is due over time from these leases. Based on straight-line rent, approximately 64.0% of our leases feature fixed-rate escalations, 25.6% have escalations that are based on the Consumer Price Index, and 4.7% have escalations based on other measures.

As we mentioned, we continue to expand the concentration of industrial properties in our portfolio. At the end of the third quarter, our assets were composed of 56% industrial and distribution, 41% office, and 3% retail, compared to 52% industrial and distribution, 43% office, and 5% retail at the end of the third quarter of 2021. Contributing to our success is our focus on tenant credit, industrial acquisitions and non-core retail dispositions over the last several years. Across the portfolio, over 61% of annual straight-line rent comes from Investment Grade or implied Investment Grade tenants.

Year to date we have completed $33.3 million in acquisitions. After a very active year of adding properties in 2021, and in anticipation of increased market uncertainty as inflation rates continue to rise, we became increasingly selective in 2022. The disconnect in spreads sellers were asking for relative to our disciplined acquisition criteria also made many opportunities less attractive. Our selectivity has proven to be prudent as our acquisitions pipeline as of October 31st is comprised of a $32 million office property at a much more attractive cap rate than were available at the beginning of the year. If, consistent with our disciplined acquisition criteria, we decide to close on the properties in the pipeline, when combined with the properties we have already acquired, our acquisitions for 2022 would be $66 million at a weighted-average cap rate of 7.6% with 11.7 years of lease term remaining. We also sold one property in the US during the third quarter and have agreed to terms to sell two additional properties that would bring total dispositions closed or under agreement to over $110 million.

Our differentiated investment strategy continues to deliver value and we remain focused on growing our portfolio by acquiring highly dependable single-tenant industrial and distribution properties in North America and Europe. Our successful lease renewals and expansions speak to the mission-critical nature of the properties that we own, where over 61% of rent is derived from Investment Grade Tenants and where the weighted-average remaining lease term exceeds eight years. We are well-positioned for the future and I look forward to building on our progress through the rest of the year.

With that, I'll turn the call over to Chris to walk through the financial results in more detail before I follow up with some closing remarks. Chris?

Chris Masterson

Thanks, Jim.

For the third quarter 2022 we recorded revenue of $92.6 million, with a net income attributable to common stockholders of $9.7 million. FFO and AFFO for the third quarter were $48.2 million and $41.3 million, respectively, or $0.46 and $0.40 per share. On a constant currency basis, (applying the average monthly currency rates from the second quarter 2022), revenues would have been up by $1.2 million to $93.8 million. Using the same constant currency concept year-over-year, revenues would have been up by $4.9 million to $97.5 million. Core FFO grew by 9.6% year-over-year to $48.3 million or $0.47 per share and AFFO was $41.3 million or $0.40 per share. Our AFFO was impacted by the strengthening of the U.S. dollar relative to the Euro and Pound, however our comprehensive hedging program helped reduce the impact of the ongoing turbulence in these currencies. As always, a reconciliation of GAAP net income to the non-GAAP measures can be found in our earnings release.

On the balance sheet, we ended the quarter with net debt of $2.2 billion at a weighted-average interest rate of 3.5% and $128.0 million of cash and cash equivalents. Our net debt to trailing twelve month adjusted EBITDA ratio was 8.0x at the end of the quarter. The weighted-average debt maturity at the end of the third quarter 2022 was 4.2 years. The components of our debt include $500.0 million in senior notes, $605.1 million on the multi-currency revolving credit facility and $1.3 billion of outstanding gross mortgage debt. This debt was approximately 75% fixed rate, which is inclusive of floating rate debt with in-place interest rate swaps. The company has a well-cushioned interest coverage ratio of 3.3x. As of September 30, 2022, liquidity was approximately $206.9 million. The Company distributed $41.7 million in dividends to common shareholders in the quarter, or $0.40 per share.

Our net debt to enterprise value was 62.3% with an enterprise value of $3.6 billion based on the September 30, 2022 closing share price of $10.65 for common shares, $21.58 for Series A preferred shares and $22.20 for Series B preferred shares. With that, I'll turn the call back to Jim for some closing remarks.

James Nelson

Thanks, Chris.

I'm very pleased with our progress and accomplishments during the third quarter, including our ongoing successful leasing activity and the forward pipeline of accretive acquisitions we have built in the current market of expanding cap rates. Our best in class portfolio features long-term leases with investment grade and other high quality tenants, balanced asset classes, and strong geographic and industry diversity. Our primarily fixed-rate debt and comprehensive hedging strategies have helped to minimize the impact of recent interest rate and foreign exchange turbulence, allowing us to focus on creating value for shareholders. We believe we are well positioned to continue to enhance our portfolio and grow earnings for shareholders throughout the balance of 2022 and into next year.

With that, Operator, we can open the line for questions.

Question-and-Answer Session

Operator

[Operator Instructions]